Exhibit 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL

BANKERS,

TRUST COMPANIES AND OTHER NOMINEES

EXAR CORPORATION

Offer by Hybrid Acquisition Corp.

to Exchange Each Outstanding Share of Common Stock

of

HI/FN, INC.

for

$1.60 in Cash and

0.3529 Shares of Common Stock of Exar Corporation

or

$4.00 in Cash

subject in each case to the election procedures described in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal

Pursuant to the Prospectus/Offer to Exchange dated March 5, 2009

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 2, 2009, UNLESS SOONER TERMINATED OR EXTENDED.

March 5, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Hybrid Acquisition Corp. (“Offeror”), a wholly owned subsidiary of Exar Corporation (“Exar”), is offering upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated March 5, 2009 (the “Prospectus”), and the related Letter of Election and Transmittal (the “Letter of Election and Transmittal”), which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer,” to exchange for each outstanding share of common stock of hi/fn, inc. (“Hifn”), par value $0.001 per share (the “Shares”), validly tendered and not properly withdrawn in the Offer, at the election of the holder of such Share:

•	$1.60 in cash, without interest, and 0.3529 shares of Exar common stock, par value $0.0001 per share (“Exar Common Stock”) (the “Mixed Consideration”), or

•	$4.00 in cash, without interest (the “All-Cash Consideration”),

subject in each case to the election procedures described in the Prospectus and the related Letter of Election and Transmittal. Hifn stockholders who otherwise would be entitled to receive a fractional share of Exar Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by the closing sale price of Exar Common Stock on The NASDAQ Stock Market on the date Offeror purchases Shares pursuant to the Offer. The Prospectus and the Letter of Election and Transmittal more fully describe the Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE PROSPECTUS. SEE THE SECTIONS OF THE PROSPECTUS ENTITLED “SUMMARY” AND “THE OFFER — CONDITIONS OF THE OFFER” FOR MORE INFORMATION.

We are requesting that you contact your clients for whom you hold Shares regarding the Offer. For your information and for forwarding to your clients for whom you hold Shares registered in your name or the name of your nominee, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Election and Transmittal for your use and for the information of your clients (including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9);

3.	The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Prospectus cannot be completed, prior to 12:00 midnight, New York City time, at the end of April 2, 2009, unless the Offer is extended;

4.	A form of letter, which may be sent to your clients for whose account you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Copies of a letter to Hifn stockholders from Albert Sisto, Chairman and Chief Executive Officer of Hifn, and Hifn’s Solicitation/Recommendation statement on Schedule 14D-9 dated March 5, 2009; and

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of April 2, 2009, unless sooner terminated or extended.

To participate in the Offer, a duly executed and properly completed Letter of Election and Transmittal (or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the Exchange Agent and certificates representing the Shares must be delivered to the Exchange Agent (or book-entry transfer of the Shares must be made into the Exchange Agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Election and Transmittal and the Prospectus.

Any holder of Shares who desires to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Prospectus on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in “The Offer—Guaranteed Delivery” of the Prospectus.

Offeror will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, the Letter of Election and Transmittal and the related documents to the beneficial owners of Shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. Offeror will pay or cause to be paid all stock transfer taxes applicable to the exchange of Shares pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Election and Transmittal.

Questions or requests for assistance may be directed to the Information Agent or the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of the Prospectus. You can also obtain additional copies of the Prospectus and the Letter of Election and Transmittal from the Information Agent.

Very truly yours,

HYBRID ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF OFFEROR, EXAR, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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